UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 17, 2014

MELA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 591-3783

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on November 17, 2014, Rose Crane resigned as our President and Chief Executive Officer and as a member of our Board of Directors (our “Board”). We will pay Ms. Crane a total of $150,000 as severance over a period of six months, and we and Ms. Crane have entered into a general mutual release.

On November 18, 2014, our Board appointed Michael R. Stewart our next President and Chief Executive Officer, effective December 15, 2014. Mr. Stewart served as president, chief executive officer and board member of Surgical Laser Technologies, Inc. from 1999 until its sale in 2002 to a global medical device and skin health company, PhotoMedex, Inc. He was appointed as executive vice president of corporate operations of PhotoMedex, Inc. in December 2002, immediately following the acquisition of Surgical Laser Technologies, Inc., and, in July 2005, he was appointed PhotoMedex, Inc.’s chief operating officer. Mr. Stewart ceased to be the chief operating officer of PhotoMedex, Inc. in December 2011. While he is no longer an executive officer, he continues to serve as executive vice president of PhotoMedex, Inc. Mr. Stewart will resign his position at PhotoMedex effective December 14, 2014. Jeffrey O’Donnell, Chairman of our Board, will serve as Executive Chair during the interim period.

Effective December 15, 2014, we have entered into an employment agreement with Mr. Stewart. The agreement has a three-year initial term, subject to annual extensions thereafter. Under the terms of the agreement, Mr. Stewart will receive a base salary of $310,000 and will be eligible to receive a bonus of up to 50% of his base salary per annum, starting for fiscal year 2015, based on achievement of specified milestones, as determined by our Board following approval of the annual budget, and other objectives to be determined. In addition, Mr. Stewart will also receive options to purchase up to 750,000 shares of our common stock, having a term of ten years, as follows: (i) 375,000 shares vesting in three equal installments on the first, second and third anniversaries of December 15, 2014; and (ii) 375,000 shares vesting in three annual installments of up to 125,000 shares each upon a determination by our Board that we have achieved the following milestones for the 2015, 2016 and 2017 fiscal years, respectively: (A) one-third if we achieve the revenue plan established by our Board for such year, (B) one-third if we achieve the EBITDA plan established by our Board for such year, and (C) one-third if we achieve the goals established by our Board for such year as set forth in writing within 30 days after the date of his employment agreement; provided that any such stock option that has not vested with respect to any particular year due to the failure to satisfy a milestone condition for that year will terminate as of the end of that year and will no longer become exercisable. All such stock options that have not previously terminated will accelerate and vest in full at such time as there is a change of control, as defined in the agreement.

In addition to participation in our standard group benefit plans maintained generally for senior level employees and vacation time, we will reimburse Mr. Stewart for supplemental life insurance in the coverage amount of $1 million and supplemental disability coverage. During the initial term of the agreement, we will pay or reimburse Mr. Stewart for reasonable costs of temporary housing in the Irvington, New York area, currently estimated at $3,000 per month. After the initial term, we will pay Mr. Stewart an automobile allowance of $1,000 per month.

In the event of (1) a change of control and Mr. Stewart has not been offered post-change of control employment to a position that does not result in a material reduction of his duties or (2) we terminate Mr. Stewart’s employment other than for cause or upon a change of control or by reason of his death or disability or his voluntary decision to terminate, in addition to payment of his base salary and any cash bonus earned through the date of termination, Mr. Stewart will be entitled to receive, conditioned upon his execution of a release satisfactory to us, severance in the amount of his then current base salary for 12 months.

The agreement contains customary non-competition, non-solicitation, non-disparagement and confidentiality provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA SCIENCES, INC.

By:	/s/ Robert W. Cook
Robert W. Cook,
Chief Financial Officer

Date: November 19, 2014